Exhibit 99.1

February 25, 2009	Edward Vallejo
Vice President, Investor Relations
T: 856-566-4005
edward.vallejo@amwater.com

Maureen Duffy
Director, Communications
T: 856-309-4546
maureen.duffy@amwater.com

AMERICAN WATER REPORTS FOURTH QUARTER AND YEAR-END EARNINGS; GROWTH ACHIEVED THROUGH INVESTMENT AND RATES

•	Operating revenues increase 5.5 percent to $2.3 billion in 2008

•	Net income growth of 11 percent year-over-year to $176.1 million or $1.10 per diluted share for 2008, excluding goodwill impairment charge (a non-GAAP financial measure)

•	Including goodwill impairment charge, net loss of $562.4 or $3.52 per diluted share for 2008

•	Annualized rate increases of approximately $206.3 million

VOORHEES, N.J., February 25, 2009 – American Water Works Company, Inc. (NYSE: AWK), the largest investor-owned U.S. water and wastewater utility company, today reported results for the quarter and the year ending December 31, 2008.

Revenues for the quarter ending December 31, 2008 rose 2.7 percent as compared to the same quarter in 2007, from $553.8 million to $568.6 million. For the year, the company reported operating revenues of $2.3 billion, a 5.5 percent increase over 2007 revenues of $2.2 billion.

Net income during the fourth quarter totaled $36.4 million, or $0.23 per basic and diluted common share, compared with a 2007 fourth quarter loss of $234.6 million, or $1.47 per basic and diluted common share. The net loss for the fourth quarter 2007 reflected the effect of a goodwill impairment charge of $261.9 million, or $1.64 per basic and diluted common share. The company did not report a goodwill impairment charge in the fourth quarter of 2008. For the year, including goodwill impairment charges, the company reported a net loss of $562.4 million, or $3.52 per basic and diluted common share, compared with a loss of $342.8 million, or $2.14 per basic and diluted common share in 2007. Excluding goodwill impairment charges, net income for 2008 would have been $176.1 million, or $1.10 per basic and diluted common share, compared with $158.7 million, or $0.99 per basic and diluted share in 2007, an 11 percent year-over-year increase.

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AMERICAN WATER REPORTS FOURTH QUARTER AND YEAR-END EARNINGS

“We are pleased with the results for the quarter and for the year,” said Don Correll, president and CEO of American Water. “The increase in revenues reflects our continued progress in regulatory filings, commitment to prudent infrastructure investment, and our ability to achieve an appropriate rate of return on those investments.”

For the fourth quarter, the company was awarded additional annualized revenues from general rate case activity and infrastructure surcharges of approximately $120.1 million. For the year, American Water received annualized rate increases of approximately $206.3 million. As of December 31, 2008, the company has general rate cases awaiting final order in seven states that would provide $104.0 million of additional revenues, if approved as filed. The extent to which these rate increase requests will be granted by the applicable regulatory agencies will vary.

For the company as a whole, primarily due to weather, total volume of water sold decreased 6.7 percent for the quarter, resulting in an estimated reduction of $27.3 million in revenues for the quarter, approximately $16.1 million in net income, or $0.10 per basic and diluted common share. For the year, the total volume of water sold decreased 4.4 percent from 2007, resulting in an estimated reduction of $52.3 million in revenues, approximately $30.8 million in net income, or $0.19 per basic and diluted common share. The increase in annual operating revenues from the company’s Regulated Business was $95.2 million, or a 4.8 percent increase over 2007 and was achieved through investment and rates, despite very wet weather in the Midwest.

The company’s Non-regulated Businesses’ revenues increased by $2.6 million, or 3.9 percent, for the fourth quarter of 2008 as compared to the prior year’s fourth quarter and $29.5 million, or 12.2 percent, for the year compared to 2007. The increase was primarily attributable to higher revenues in the Contract Operations Group and the Homeowner Services Group, which expanded its customer count to more than 680,000 customer contracts in 15 states.

For the fourth quarter ended December 31, 2008, operating expenses totaled $439.5 million, compared to $708.9 million in 2007. The decrease in expense in 2008 is primarily attributable to an impairment and decreases in non-recurring Sarbanes-Oxley readiness and other divestiture-related expenses. The decrease was off-set in part by higher depreciation and amortization, general taxes, and production costs. Operating expenses for the year increased $324.7 million compared to 2007. Excluding for the 2008 and 2007 goodwill impairment charges of $750.0 million and $509.3 million, respectively, operating expenses increased by approximately $84.1 million. A good portion of this increase includes employee expenses related to the company’s commitment to continuously improve the service it provides its customers. The Non-regulated Businesses segment’s expenses decreased by $3.4 million for the quarter and increased by $22.8 million for 2008. The increase in Non-Regulated expenses for the year directly relate to the increase in revenue in the Non-Regulated Businesses in 2008.

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AMERICAN WATER REPORTS FOURTH QUARTER AND YEAR-END EARNINGS

In terms of growing the business in 2008, American Water’s Regulated Business completed 10 tuck-in acquisitions adding approximately 5,000 water and 1,600 wastewater customers. Growth in American Water’s Non-regulated Businesses for the year included awarded contracts for the water and wastewater distribution systems at Fort Hood and Fort Polk Army Installations, which commence in 2009. The awards of these contracts include estimated total revenue of approximately $329.0 million and $348.0 million, respectively, over a 50-year period.

“During 2008, we had solid successes in delivering our strategy to grow our business through acquisitions and in our pursuit of regulated-like opportunities that complement our capabilities,” added Correll. “Whether we are taking on systems through tuck-in acquisitions that are under financial or physical stress or partnering with the public sector like the pending $80 million agreement with the city of Trenton; American Water is flexible in its approach to bring forward water resource solutions to communities in need.”

The company also continued to invest and make improvements to its existing service areas. American Water invested approximately $294.2 million in the fourth quarter and $1.0 billion for the year on infrastructure improvements to enable the continued provision of reliable service to its customers. For the fourth quarter of 2008, construction expenditures increased $50.6 million from $243.6 million during the same period in the prior year, and increased $258.0 million for the year from $750.8 million in 2007. The capital investment includes infrastructure renewal programs, replacement of existing infrastructure as needed, and construction of new facilities to meet new customer growth.

“Our commitment to ensuring viable water sources for future generations can be seen in some of our major projects in 2008. We began construction of a 20 million-gallon-a-day water treatment plant and a 31-mile water transmission line in Kentucky, and completed a $44.5 million plant upgrade in Missouri and a $48.5 million plant expansion in New Jersey,” said Correll.

Net cash provided by operating activities for the fourth quarter 2008 increased approximately $15.5 million, or about 10.8 percent, to $159.3 million, from $143.8 million during the same period in the prior year. Net cash provided by operating activities for the year increased approximately $78.5 million, or about 16.6 percent, to $552.2 million from $473.7 million in the prior year.

For the fourth quarter 2008 and the year, capital resource requirements were met with internally generated cash, commercial paper issuance and access to bank credit lines. In November of 2008, the company successfully completed its debt offering of $75.0 million aggregate principal amount of 10% Senior Monthly Notes. It recently closed a similar debt offering of $75.0 million aggregate principal amount of 8.25% Senior Monthly Notes this month. American Water has access to unsecured revolving credit facilities with aggregate

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AMERICAN WATER REPORTS FOURTH QUARTER AND YEAR-END EARNINGS

bank commitments of $850 million. As of December 31, 2008, American Water had approximately $369.1 million available capacity under its credit facility.

In 2008, American Water reinstituted a policy of paying quarterly dividends, which was a long-standing tradition of the company’s prior public history. On December 1, 2008, the company’s Board of Directors paid a quarterly cash dividend of $0.20 per common share. Dividends paid totaled $0.40 per common share for the year.

Non-GAAP Financial Measures

This press release includes a presentation of “Net income excluding impairment charges,” “Basic income per common share excluding impairment charges,” “Diluted net income per common share” and “Operating expenses excluding impairment charge.” Each of these items are derived from consolidated financial information but not presented in our financial statements prepared in accordance with U.S. generally accepted accounting principles (GAAP). The items constitute “non-GAAP financial measures” under Securities and Exchange Commission rules. These non-GAAP financial measures supplement our GAAP disclosures and should not be considered an alternative to the GAAP measure.

Management believes that the presentation of these adjusted measures is useful to investors because it provides a means of evaluating the company’s operating performance without giving effect to impairment charges, which have been triggered principally by market factors that are largely out of the control of management and do not reflect the day-to-day operations of the company. Moreover, management believes that this presentation facilitates comparisons between the company and other companies in its industry. In preparing operating plans, budgets and forecasts, and in assessing historical performance, management relies, in part, on trends in the company’s historical results, exclusive of impairment charges.

Set forth below are tables that reconcile the non-GAAP financial measures to the most directly comparable GAAP financial measure.

Fourth Quarter and Year-End Earnings Conference Call

The fourth quarter and year-end earnings conference call will take place Thursday, February 26, 2009, at 9:00 a.m. Eastern Standard Time. Interested parties may listen over the Internet by logging on to the Investor Relations page of the company’s Web site at www.amwater.com.

Following the earnings conference call, an audio archive of the call will be available through March 6, 2009, by dialing (800) 475-6701 (U.S.) and (320) 365-3844 (for international callers). The pass code for replay participants is 982411. The online archive of the webcast will be available through March

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AMERICAN WATER REPORTS FOURTH QUARTER AND YEAR-END EARNINGS

6, 2009, by accessing the Investor Relations page of the company’s Web site located at www.amwater.com.

About American Water

Founded in 1886, American Water is the largest investor-owned U.S. water and wastewater utility company. With headquarters in Voorhees, N.J., the company employs more than 7,000 dedicated professionals who provide drinking water, wastewater and other related services to approximately 15 million people in 32 states and Ontario, Canada.

Cautionary Statement Concerning Forward-Looking Statements

Statements in this release that are “forward-looking statements” are based on current expectations and assumptions that are subject to risks and uncertainties. Actual results could differ materially because of factors such as weather conditions, patterns or events, including drought or abnormally high rainfall, changes in general economic, business and financial market conditions, fluctuations in the value of benefit plan assets and liabilities that could increase our cost and funding requirements, changes in laws, governmental regulations and policies, including environmental, health and water quality and public utility regulations and policies, the decisions of governmental and regulatory bodies, including decisions to raise or lower rates, the timeliness of regulatory commissions’ actions concerning rates, migration into or out of our service territories, our ability to obtain permits for expansion projects, changes in customer demand for, and patterns of use of, water, such as may result from conservation efforts, the availability of adequate and cost-effective supplies of chemicals, electricity, fuel, water and other raw materials that are needed for our operations, our ability to successfully acquire and integrate water and wastewater systems that are complementary to our operations and the growth of our business, our ability to manage the expansion of our business, our ability to control operating expenses and to achieve efficiencies in our operations, access to sufficient capital on satisfactory terms, fluctuations in interest rates, restrictive covenants in or changes to the credit ratings on our current or future debt that could increase our financing costs or affect our ability to borrow, make payments on debt or pay dividends, changes in our credit rating, changes in capital requirements, the incurrence of impairment charges, difficulty in obtaining insurance at acceptable rates and on acceptable terms and conditions, ability to retain and attract qualified employees, cost overruns relating to improvements or the expansion of our operations, and civil disturbance or terrorist threats or acts or public apprehension about future disturbances or terrorist threats or acts.

For further information regarding risks and uncertainties associated with American Water’s business, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of American Water’s SEC filings, including, but not limited to, the company’s Rule 424(b)(4) prospectuses filed April 24, 2008. We undertake no obligation to publicly update or revise any forward-looking statement.

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AMERICAN WATER REPORTS FOURTH QUARTER AND YEAR-END EARNINGS

American Water Works Company, Inc. and Subsidiary Companies

Consolidated Statements of Operations (Unaudited)

In thousands except per share data

	Three months Ended December 31,		Years Ended December 31,
	2008	2007	2008	2007
Operating revenues	$568,551	$553,821	$2,336,928	$2,214,215

Operating expenses
Operation and maintenance	319,735	336,175	1,303,798	1,246,479
Depreciation and amortization	71,662	64,872	271,261	267,335
General taxes	48,065	42,343	199,139	183,253
Gain on sale of assets	39	(505)	(374)	(7,326)
Impairment charge	—	266,000	750,000	509,345

Total operating expenses, net	439,501	708,885	2,523,824	2,199,086

Operating income (loss)	129,050	(155,064)	(186,896)	15,129

Other income (deductions)
Interest, net	(72,437)	(71,456)	(285,155)	(283,165)
Allowance for other funds used during construction	4,127	2,562	14,497	7,759
Allowance for borrowed funds used during construction	2,108	1,091	8,171	3,449
Amortization of debt expense	(1,535)	(1,243)	(5,895)	(4,867)
Preferred dividends of subsidiaries	(56)	(56)	(225)	(225)
Other, net	3,365	2,255	4,909	6,401

Total other income (deductions)	(64,428)	(66,847)	(263,698)	(270,648)

Income (loss) from continuing operations before income taxes	64,622	(221,911)	(450,594)	(255,519)
Provision for income taxes	28,215	12,661	111,827	86,756

Income (loss) from continuing operations	36,407	(234,572)	(562,421)	(342,275)
Income (loss) from discontinued operations, net of tax	—	—	—	(551)

Net income (loss)	$36,407	$(234,572)	$(562,421)	$(342,826)

Basic earnings per common share (1) :
Income (loss) from continuing operations	$0.23	$(1.47)	$(3.52)	$(2.14)

Income (loss) from discontinued operations, net of tax	$—	$—	$—	$—

Net income (loss)	$0.23	$(1.47)	$(3.52)	$(2.14)

Diluted earnings per common share (1) :
Income (loss) from continuing operations	$0.23	$(1.47)	$(3.52)	$(2.14)

Income (loss) from discontinued operations, net of tax	$—	$—	$—	$(0.00)

Net income (loss)	$0.23	$(1.47)	$(3.52)	$(2.14)

Average common shares outstanding during the period:
Basic	159,990	160,000	159,967	160,000

Diluted	160,045	160,000	159,967	160,000

(1)	Amounts may not add due to rounding.

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AMERICAN WATER REPORTS FOURTH QUARTER AND YEAR-END EARNINGS

American Water Works Company, Inc. and Subsidiary Companies

Condensed Consolidated Balance Sheet Information

In thousands

	(Unaudited) December 31, 2008	December 31, 2007
Cash and cash equivalents	$9,542	$13,481
Other current assets	408,133	416,873
Total property, plant and equipment	10,123,928	9,317,961
Total regulatory and other long-term assets	2,690,215	3,203,012

Total Assets	$13,231,818	$12,951,327

Short-term debt	$479,010	$220,514
Current portion of long-term debt	175,822	96,455
Other current liabilities	449,928	457,520
Long-term debt	4,648,213	4,699,133
Total regulatory and other long-term liabilities	2,460,872	2,112,704
Contributions in aid of construction	911,415	818,387
Preferred stock without mandatory redemption requirements	4,557	4,568
Common stockholders’ equity	4,102,001	4,542,046

Total Capitalization and Liabilities	$13,231,818	$12,951,327

Operating Expenses Excluding Impairment Charge (A Non-GAAP, Unaudited Number)

In thousands

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2008	2007	2008	2007
Total operating expenses, net	$439,501	$708,885	$2,523,824	$2,199,086
Less: Impairment charge	—	266,000	750,000	509,345

Total operating expenses excluding impairment charge	$439,501	$442,885	$1,773,824	$1,689,741

Net Income (Loss) Excluding Impairment Charge (A Non-GAAP, Unaudited Number)

In thousands

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2008	2007	2008	2007
Net income (loss)	$36,407	$(234,572)	$(562,421)	$(342,826)
Add: Impairment charge	—	266,000	750,000	509,345

Net income excluding impairment charge before associated tax benefit	36,407	31,428	187,579	166,519
Less: Income tax benefit relating to impairment charge	—	4,087	11,525	7,830

Net income excluding impairment charge	$36,407	$27,341	$176,054	$158,689

Basic earnings per common share excluding impairment charge:
Net income excluding impairment charge	$0.23	$0.17	$1.10	$0.99

Diluted earnings per common share excluding impairment charge:
Net income excluding impairment charge	$0.23	$0.17	$1.10	$0.99

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